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                                                           Exhibit 11.1

                                           PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES

                                          STATEMENT RE  COMPUTATION OF EARNINGS PER SHARE
                                  FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996
                                                          (in Thousands)

                                                                             Three Months Ended              Nine Months Ended
                                                                       -----------------------------  ----------------------------
                                                                       September 30,   September 30,   September 30,   September 30,
                                                                           1995             1996           1995            1996
                                                                       ------------    ------------    -------------    ------------
                                                                                (Unaudited)                      (Unaudited)
PRIMARY (5)
-----------
Earnings applicable to common stock:
   Net income (loss)                                                      $  357       $ (5,635)           $   981        $ (3,622)
   Preferred dividends (1)                                                   (77)             0               (231)              0
   Interest income (2)                                                        61            190                180             619
                                                                      -----------   -----------        -----------       -----------
   Net income (loss) applicable to common stock                           $  341       $ (5,445)           $   930        $ (3,003)
                                                                      ===========   ===========        ===========       ===========

Weighted average shares outstanding for primary:
   Weighted average shares outstanding                                     5,968         20,988              5,968          19,767
   Shares upon assumed exercise of stock options and warrants
     issued within one year of initial public offering (3)                 4,845              0              4,845               0
   Other shares upon assumed exercise of stock options and
     warrants (4)                                                          7,940          2,868              8,153           2,695
                                                                      -----------   -----------        -----------     -----------
   Weighted average shares                                                18,753         23,856             18,966          22,462
                                                                      ===========   ===========        ===========     ===========
Primary net income (loss) per share                                        $0.02         ($0.23)             $0.05          ($0.13)
                                                                      ===========   ===========        ===========     ===========
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(1) Dividends on cumulative convertible preferred stock are deducted to arrive at net income applicable to common stock as the preferred stock is not a common stock equivalent and is therefore not considered as if converted for primary earnings per share.

(2) Reflects adjustment to interest expense, net of related income tax effect, on excess proceeds due to 20% limitation on assumed acquisition of shares under the modified treasury stock method. Assumed proceeds from stock options include an income tax benefit as the options are not qualified options under the Internal Revenue Code.

(3) Options and warrants issued within one year of the initial filing of the accompanying registration statement are assumed to be outstanding for all periods using the modified treasury stock method at the assumed initial public offering price, regardless of whether they are anti-dilutive.

(4) Options and warrants are assumed exercised using the modified treasury stock method, except where the effect is anti-dilutive.

(5) Fully diluted net income per share is anti-dilutive. Accordingly, fully diluted net income per share is not presented for all periods.